Exhibit 10.11

THE GLIMPSE GROUP, INC.

MASTER ACQUISITION AGREEMENT

THIS MASTER ACQUISITION AGREEMENT (this “Agreement”), dated .as of October 31, 2016 (the “Effective Date”), is among THE GLIMPSE GROUP, INC. a Nevada corporation (the “Buyer” ), DIRE Studios, a Nevada limited liability company and a direct , wholly owned subsidiary of Buyer (“Designated Subsidiary”) Crafty Games, LLC, a Delaware limited liability company (the “Seller”), and Yixuan Li (Ten-y) (“Li”) Eliran Vegh (“Vegh”) and Hua Min Kao (Tony) (“Kao”, and together with Li and Vegh collectively the ‘Owners” and each an “Owner”).

RECITALS

WHEREAS, prior to the Effective Date, the Seller has developed certain virtual reality or augmented reality technology, games and intellectual property, including but not limited to the DIRE virtual reality game. The Seller brings three pillars of design, story telling and virtual reality cinematic experiences. It aims to develop virtual reality games that deliver unique experiences to audience, and has developed or acquired tangible personal property, as further described below, which relate to the Designated Subsidiary’s actual and proposed business of offering of Augmented Reality and Virtual Reality software, services hardware products and solutions (the “Business”); and

WHEREAS, Owners are the owners of 100% of the Seller; and

WHEREAS, the Buyer through its Designated Subsidiary desires to acquire from the Seller and the Seller and Owners desire to sell, transfer and assign such technology and intellectual property and other related tangible personal property to the Designated subsidiary in exchange for the consideration as set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Certain Definition. As used herein, the following capitalized terms will have the meanings set forth below:

(a)	“Assigned Assets” refers to the Technology, all Derivatives, all Intellectual Property Rights, all Embodiments and Businesss Assets, collectively.

(b)	“Business Assets” means all business and marketing plans, worldwide marketing rights, software, customer and supplier lists price lists mailing lists, customer and supplier records and other confidential or proprietary information relating to the Technology, as well as all computers, office equipment and other tangible personal property owned (i.e., not leased) by the Seller immediately prior to the execution and delivery of this Agreement as specified in Appendix 1.

(c)	“Derivative” means: (i) any derivative work of the Technology (as defined in Section 101 of the U.S. Copyright Act)· (ii) all improvements, modifications alterations adaptations, enhancements and new versions of the Technology (the Technology Derivatives’); and (iii) all technology inventions, products or other items that, directly or indirectly, incorporate or are derived from any part of the Technology or any Technology Derivative.

(d)	“Embodiment” means all documentation, drafts, papers, designs, schematics, diagrams, models, prototypes, source and object code (in any form or format and for all hardware and software platforms), computer-stored data, diskettes, manuscripts and other items describing all or any part of the Technology, any Derivative, any Intellectual Property Rights or any information related thereto or in which all of any part of the Technology, any Derivative, any Intellectual Property Right or such information is set fo1th, embodied, recorded or stored.

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(e)	“Intellectual Property Rights” means, collectively, all worldwide patents, patent applications, patent rights, copyrights, copyright registrations, common law rights, moral rights, trade names, trademarks, service marks, domain names and registrations and/or applications for all of the foregoing, trade secrets, know-how, mask work rights, rights in trade dress and packaging, goodwill and all other intellectual property rights and proprietary rights relating in any way to the Technology, any Derivative or any Embodiment, whether arising under the laws of the United States of America or the laws of any other state, country or jurisdiction.

(f)	“Technology” means all inventions, technology, algorithms, ideas, concepts, processes, business plans, documentation, financial projections, models and any other items, authored, conceived, invented, developed or designed by the Seller relating to the technology described in detail on Exhibit A hereto or Business of the Designated Subsidiary that is not otherwise owned by the Designated Subsidiary.

2.	Acquisition.

(a)	At the Closing (as defined below), the Seller shall sell, transfer, assign and convey, to the Designated Subsidiary, and its successors and assigns, the Seller’s entire right, title and interest in and to the Assigned Assets and all rights of action, power and benefit belonging to or accruing from the Assigned Assets including the right to undertake proceedings to recover past and future damages and claim all other relief in respect of any acts of infringement thereof whether such acts shall have been committed before or after the date of this assignment, the same to be held and enjoyed by said Designated Subsidiary, for its own use and benefit and the use and benefit of its successors, legal representatives and assigns, as fully and entirely as the same would have been held and enjoyed by the Seller, had this assignment not been made, pursuant to the Bill of Sale in the form as attached hereto as Exhibit B (the “Bill of Sale”).

(b)	In exchange for the Assigned Assets, at the Closing, Buyer shall pay to Seller the sum of $1.00 (the “Purchase Price”). In addition, pursuant to the terms and conditions herein, in return for the covenants and agreements of Owners herein, provided that the Closing occurs, the Owners shall be entitled to receive the payments as set forth in Section 12, subject to the terms and conditions therein.

(c)	The Seller and Owners hereby appoint the Designated Subsidiary the attorney-in-fact of the Seller and Owners, with full power of substitution on behalf of the Seller and Owners to demand and receive any of the Assigned Assets and to give receipts and releases for the same, to institute and prosecute in the name of the Seller and Owners, but for the benefit of the Designated Subsidiary, any legal or equitable proceedings the Designated Subsidiary deems proper in order to enforce any rights in the Assigned Assets and to defend or compromise any legal or equitable proceedings relating to the Assigned Assets as the Designated Subsidiary shall deem advisable. The Seller and Owners hereby declare that the appointment made and powers granted hereby are coupled with an interest and shall be irrevocable by the Seller or Owners.

(d)	The Seller and Owners hereby agree that the Seller and the Owners and their respective successors and assigns will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, documents, or instruments confirming the conveyance of any of the Assigned Assets to the Designated Subsidiary as the Designated Subsidiary shall reasonably deem necessary, provided that the Designated Subsidiary shall provide all necessary documentation to the Seller or and Owners, as applicable.

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3.	Closing; Deliveries.

	(a)	Subject to the satisfaction or waiver of the conditions herein, closing of the transactions contemplated herein (the “Closing”) shall be held on or before October 31, 2016 (the “Termination Date”) or at such time, date or place as the Seller and the Buyer may agree (the date of such Closing, the “Closing Date”).

	(b)	At the Closing:

		(i)	The Owners shall deliver to the Buyer a duly executed copy of each of (i) an employment agreement, in the form as attached hereto as Exhibit C (each, an “Employment Agreement”) between Buyer and Li (the “Li Employment Agreement”); (ii) an Employment Agreement between Buyer and Vegh (the “Vegh Employment Agreement”), (iii) an Employment Agreement between Buyer and Kao (the “Kao Employment Agreement”); (iv) an Option Agreement in the form as attached hereto as Exhibit D (the “Option Agreement”) between the Buyer and Li (the “Li Option Agreement”); (v) an Option Agreement between Buyer and Vegh (the “Vegh Option Agreement”), and (vi) an Option Agreement between Buyer and Kao (the “Kao Option Agreement”);

		(ii)	The Buyer shall deliver to the Owner duly executed copies of each of (i) the Li Employment Agreement; (ii) the Vegh Employment Agreement”, (iii) the Kao Employment Agreement; (iv) the Li Option Agreement; (v) the Vegh Option Agreement, and (vi) the Kao Option Agreement;

		(iii)	The Seller shall deliver to Designated Subsidiary a duly executed copy of the Bill of Sale.

		(iv)	The Designated Subsidiary shall deliver to Seller a duly executed copy of the Bill of Sale.

		(v)	Buyer shall pay the Purchase Price to Seller, by wire transfer or check, at Buyer’s option.

4.	Representations and Warranties.

	(a)	Representations and Warranties of Seller and Owners. As an inducement to, and to obtain the reliance of the Buyer and the Designated Subsidiary, the Seller and the Owners, jointly and severally, represent and warrant as of the date hereof and as of the Closing Date, as follows:

		(i)	Assigned Assets. The Seller is the owner, inventor and/or author of, and can grant exclusive right, title and interest in and to, each of the Assigned Assets transferred by the Seller hereunder and that none of the Assigned Assets are subject to any dispute, claim, prior license or other agreement, assignment, lien, encumbrance or rights of any third party, or any other rights that might interfere with the Designated Subsidiary’s use, or exercise of ownership of, any of the Assigned Assets. The Seller and Owners further represent and warrant to the Buyer and the Designated Subsidiary that the Assigned Assets are free of any claim of any prior employer or third party client of the Seller or any Owner or any school, university or other institution any Owner attended, if any, and that neither Seller nor any Owner is aware of any claims by any third party to any rights of any kind in or to any of the Assigned Assets. The Seller and the Owners each agree to immediately notify the Buyer and Designated Subsidiary upon becoming aware of any such claims.

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(ii)	Authorization: Enforcement; Validity. Each of the Seller and each Owner have full power and authority to enter into this Agreement, and each of the other agreements entered into by the parties on the Closing Date and attached hereto as exhibits to this Agreement (collectively, the “Transaction Documents”), the execution and delivery of this Agreement has been duly authorized, if applicable, and this Agreement constitutes a valid and legally binding obligation of the Seller and the Owners, as applicable. This Agreement has been, and each other Transaction Document shall be on the Closing Date, duly executed and delivered by the Seller and the Owner(s), as applicable, and this Agreement constitutes, and each other Transaction Document upon its execution by Seller and Owner(s), as applicable, shall constitute the valid and binding obligations of Seller and Owner(s), as applicable, enforceable against Seller and Owners in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(iii)	Owner ship. Owners holds of record, owns beneficially and has good title to the 100% of the Equity Interests (as defined below) of Seller free and clear of Liens (as defined below), claims, demands and restrictions on transfer or voting (other than any restrictions under the Securities Act of 1933 as amended, and applicable state securities laws). No Owner is a party to any option, warrant, purchase right, or other contract or commitment that limits any Owner’s ownership or authority of any of the Equity Interests of Seller, and is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity Interests of the Seller. “Equity Interests” means (i) with respect to a corporation, any and all shares, interests, participations in or other equivalents (however designated) of capital stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, and (ii) with respect to a partnership, limited liability company or similar entity, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such entity. “Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

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	(b)	Representations and Warranties of Buyer and Designated Subsidiary. As an inducement to, and to obtain the reliance of the Seller and Owners, except as set forth in the Buyer Schedules (as hereinafter defined), the Buyer and Designated Subsidiary represent and warrant, as of the date hereof and as of the Closing Date, as follows:

		(i)	Organization and Qualification. The Buyer and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Buyer, directly or indirectly, owns 50% or more of the voting stock or capital stock or other similar equity interests), including Designated Subsidiary, are companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted. Each of the Buyer and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Buyer and its Subsidiaries, taken as a whole, or (ii) the authority or ability of the Buyer to perform its obligations under the Transaction Documents.

		(ii)	Authorization; Enforcement; Validity. (i) Each of the Buyer and the Designated Subsidiary has the requisite corporate power and authority to enter into and perform their obligations under the Transaction Documents, (ii) the execution and delivery of the Transaction Documents by each of the Buyer and the Designated Subsidiary and the consummation by them of the transactions contemplated hereby and thereby, has been duly authorized by the Buyer’s Board of Directors and the Designated Subsidiary’s governing body do not conflict with the Buyer’s Articles of Incorporation or Bylaws or Designated Subsidiary’s organizational documents, and do not require further consent, approval or authorization by the Buyer, its Board of Directors or its shareholders or Designated Subsidiary’s governing body, (iii) this Agreement has been, and each other Transaction Document shall be on the Closing Date, duly executed and delivered by the Buyer and Designated Subsidiary and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Buyer and Designated Subsidiary, shall constitute, the valid and binding obligations of the Buyer and Designated Subsidiary enforceable against the Buyer and Designated Subsidiary in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy , insolvency, reorganization, moratorium , liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

5.	Covenants.

	(a)	Due Diligence investigation. Prior to the Closing, the Seller and Owners shall afford to the Buyer and Designated Subsidiary and their authorized representatives and officers full access to the Assigned Assets in order that Buyer and Designated Subsidiary may have a full opportunity to make such reasonable investigation as it shall desire to make of the to be Assigned Assets and the Seller and Owners will furnish Buyer and Designated Subsidiary with such additional data and other information as to the to be Assigned Assets as the Buyer shall from time to time reasonably request. As such, subject to applicable law, the Seller and Owners shall allow Buyer and Designated Subsidiary and their auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the to be Assigned Assets for purposes of conducting due diligence. The Buyer and Designated Subsidiary shall be responsible for any of its due diligence costs incurred in conjunction with the proposed due diligence under this Section 5(a).

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(b)	Further Assurances. Seller and Owners each agree that from time to time, whether before, at or after the Closing, Seller and Owners will take such other action as reasonably necessary to:

	(i)	furnish, upon request to Buyer such information as Buyer may reasonably request;

	(ii)	execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement;

	(iii)	effectuate the assignment of the Assigned Assets by the Seller to the Buyer; and

	(iv)	perform any other acts deemed necessary to carry out the intent of this Agreement.

(c)	Non-Compete.

	(i)	Provided that the Closing occurs, then as of the Closing and for a period of three (3) years thereafter (such applicable period, the “Non-Competition Period”), neither Seller nor any Owner shall, either directly or indirectly, for Seller’s nor any Owner’s self or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”) (A) hire, employ, solicit or recruit to leave the Buyer’s or the Designated Subsidiary’s employ any employee, agent, or contract worker of the Buyer or the Associated Companies (as defined below) with whom Seller or any Owner had contact during the course of any Owner’s employment with the Buyer or the Designated Subsidiary; or (B) engage in or otherwise carry on, directly or indirectly (either as principal, agent, employee, employer, investor, shareholder (except for investments of no greater than 3% of the total outstanding shares in any publicly-traded company in a Competitive Business (as defined below), contractor, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any Competitive Business.

	(ii)	For purposes of this Agreement, “Competitive Business” shall mean any activity which is competitive with any of the business activities in which, at the time of the cessation of any Owner’s employment by the Buyer, (a) the Buyer or the Associated Companies is engaged , (b) to any Owner’s or Seller’s knowledge, the Buyer or the Associated Companies is actively developing plans or becomes active in developing plans to be engaged, or (c) any third party that directly benefits from services or products provided by the Buyer or any Associated Company is engaged or becomes, to any Owner’s or Seller’s knowledge, actively engaged in developing plans to engage.

	(iii)	References to the “Associated Companies” shall mean the Buyer’s direct and indirect subsidiaries, and any company in which the Buyer has an ownership interest.

	(iv)	References to the “Business of the Buyer” shall mean the actual or intended business of the Buyer during the Non-Competition Period.

	(v)	The “geographic area” applicable to this Section 5(c) is worldwide. Owners and Seller agree that, due to the multi-jurisdictional nature of the businesses of the Buyer and the Associated Companies, a covenant not to compete encompassing this geographic area is reasonable in scope and necessary for the protection of the Buyer’s business and affairs.

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(vi)	Except as otherwise set forth herein, all of the covenants in this Section S(c) are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section S(c) relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(vii)	Seller and Owners have carefully read and considered the provisions of this Section S(c) and having done so, agree that the restrictive covenants in this Section S(c) impose a fair and reasonable restraint on Seller and Owners and are reasonably required to protect the interests of the Buyer and its officers, director s, employees and stockholders .

(viii)	Notwithstanding the forgoing, in the event that any Owner’s employment with the Buyer is terminated by the Buyer pursuant to Section S(b) of the applicable Employment Agreement (i.e., termination without cause), then (i) the “Non-Competition Period” shall be one (1) year from the date of termination of employment; and (ii) “Competitive Business” shall mean only the business of the Buyer or its Associated Companies that is carried in with respect to, and in connection with the Assigned Assets.

6.	Conditions PTecedent to Seller’s and Owners’ Obligations to Close. The obligations of the Seller and Owners to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as the Seller or Owners may waive in writing:

(a)	Execution of Transaction Documents. This Agreement and all other agreements and documents required to be executed at the Closing shall have been duly executed by the Buyer and Designated Subsidiary.

(b)	Compliance and Performance. The Buyer and Designated Subsidiary shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing.

(c)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

(d)	Approval by the Board of Directors of the Buyer. The Buyer’s board of directors shall have approved the transactions contemplated hereby.

7.	Conditions Precedent to Buyer’s and Designated Subsidiary’s Obligations to Close. The obligations of Buyer and Designated Subsidiary to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as Buyer or Designated Subsidiary, where applicable, may waive in writing:

(a)	Satisfaction with Due Diligence. The Buyer and Designated Subsidiary shall have completed and be satisfied with, in Buyer’s sole discretion, its due diligence examination of all aspects of the Assigned Assets.

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	(b)	Execution of Transaction Documents. This Agreement and all other agreements and documents required to be executed at the Closing shall have been duly executed by the Seller and Owners, thereby completing the assignment of the Assigned Assets to the Designated Subsidiary.

	(c)	Compliance and Performance. The Seller and Owners shall each have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing.

	(d)	Accuracy of Representations and Warranties. The representations and warranties of the Seller and Owners in this Agreement shall have been true and correct on the date hereof and such representations and warranties shall be true and correct on and at the Closing (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and at the Closing. The Buyer shall be furnished with a certificate, signed by the Owners and a duly authorized executive officers of the Seller, and dated the Closing Date, to the foregoing effect.

	(e)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

8.	Termination.

	(a)	This Agreement may be terminated by the Seller and Owners (acting together) if the conditions set forth in Section 6 have not been satisfied by the Termination Date, provided that such failure is not due to Seller’s or any Owner’s breach of this Agreement.

	(b)	This Agreement may be terminated by Buyer if the conditions set forth in Section 7 have not been satisfied by the Termination Date, provided that such failure is not due to Buyer’s or Designated Subsidiary’s breach of this Agreement.

9.	Confidentiality. Each party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from per anal inspection, of such other party and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

10.	Indemnification; Survival

	(a)	Indemnification. Each party hereto shall jointly and severally indemnify and hold harmless the other party and such other party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fee and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccL1racy misrepresentation breach of warranty or nonfulfillment of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

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	(b)	Survival. All representations, warranties, covenants (including, but not limited to, non-solicitation and non-competition) and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations or as otherwise provided herein.

11.	Post-Transaction Restrictions .

	(a)	No-Conflict. The Seller and Owners each hereby represent and warrant to the Designated Subsidiary that neither of them is a party to any written or oral agreement with any third party that would restrict either of Seller’s or any Owner’s ability to enter into this Agreement or to perform the Seller’s or any Owner’s obligations hereunder and that the Seller and Owners will not, by entering into this Agreement breach any non-disclosure, proprietary rights , non-competition, non-solicitation or other covenant in favor of any third party.

	(b)	Ability to Earn Livelihood: Consideration. Owners expressly agree and acknowledge that the post-transaction restrictions contained in this Agreement and the respective Employment Agreements do not preclude any Owner from earning a livelihood, nor do they unreasonably impose limitations on such Owner’s ability to earn a living. Each Owner further agrees and acknowledges that the potential harm to the Buyer and to the Designated Subsidiary of the non-enforcement of these restrictions outweighs any harm to the applicable Owner of the enforcement of the restrictions by injunction or otherwise.

12.	Special Covenants Regarding Future Transactions Involving Designated Subsidiary. Subject to the vesting provisions in Section 12(e), provided that the Closing occurs, Seller shall have the right to receive the payments set forth in Section 12(a), Section 12(b), Section 12(c) and Section 12(d).

	(a)	Sale of All or Part of Ownership or Assets in Designated Subsidiary. If, subsequent to the Closing, there is a sale of all or part of (i) the ownership of Designated Subsidiary (as a result of newly issued equity of the Designated Subsidiary or the sale by the Buyer of the equity of Designated Subsidiary held by Buyer), or (ii) the assets of Designated Subsidiary, resulting in cash, equity or other direct proceeds to the Buyer, the each Owner shall receive 3.33% of the net sale proceeds (net of specific transaction fees including brokerage commissions, legal fees, and other customary transactional fees related to the transaction) in kind. In other words, if the Buyer receives cash, stock, warrants, debt or combination of any or each, then each Owner will receive 3.33% of the same type of consideration received by the Buyer net of the fees described above.

	(b)	Change of Control. If the Buyer’s ownership interest in the Designated Subsidiary is diluted below fifty percent (50%) of the outstanding equity of the Designated Subsidiary (“Change of Control”) as a result of one or a series of transactions resulting in investment proceeds into the Designated Subsidiary, the each Owner shall receive 3.33% of the outstanding equity in the Designated Subsidiary immediately after the dilutive transaction(s) resulting in the Change of Control.

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(c)	Going Public Transact ion. If a transaction is completed resulting in the Designated Subsidiary becoming a separate publicly traded entity (via initial public offering, spin-off, or reverse merger), then each Owner shall receive 3.33% of the outstanding equity in the Designated Subsidiary immediately prior to the transaction on a fully diluted basis; provided, however, that such 3.33% shall be granted immediately before completion of a transaction for a qualified financing transaction defined as a firm commitment underwriting of $10,000,000 or more.

(d)	Additional Payments. At the later to occur of (A) the three year anniversary of the Closing and (B) the date that the co mm on s tock of Buyer (the “Common Stock” ) is (x) is listed on a national securities exchange and (y) has an average daily trading volume over the prior thirty Trading Days (as defined below) of at least I 00,000 shares of Common Stock (the date of the satisfaction of the conditions in both clause (A) and clause (B), the “Trigger Date”), then each Owner shall have the right to receive from Buyer, at the Buyer’s option, either (1) the sum of $200,000 (the “Additional Payment”), payable in cash via wire transfer to an account designated by such applicable Owner to be paid within ten business days of the Trigger Date; or (2) a number of shares of Common Stock equal to the Additional Payment divided by the volume weighted average Closing Sale Price (as defined below) for the Common Stock over the thirty Trading Days immediately prior to the Trigger Date, to be delivered by Buyer within ten business days of the Trigger Date. Notwithstanding the forgoing, the Additional Payment (as detailed above), to the extent not already paid, shall be due and payable within ten business days of a Buyer Sale (as defined below) occurring, and, for the avoidance of doubt, shall be payable in cash or shares of Common Stock, at the option of Buyer, as set forth above.

(e)	Vesting. The rights of each Owner to receive the payments set forth in Section l 2(a), Section I 2(b), Section 12(c) and Section 12(d) shall vest or be forfeited, as to each such Owner, as follows (but, for the avoidance of doubt , the making of any such payments shall remain subject to the conditions set forth in Section 12(a), Section 12(b), Section 12(c) and Section 12(d) , as applicable):

	(i)	Each Owner shall vest in 1.11% out of the total 3.33% payable to such Owner pursuant to Section 12(a), Section 12(b) or Section 12(c), and in 33.33% of the Additional Payment payable to such Owner pursuant to Section 12(d), whether paid in cash or shares of Common Stock, on the first anniversary of the Closing Date.

	(ii)	Each Owner shall vest in the remaining 2.22% out of the total 3.33% payable to such Owner pursuant to Section 12(a), Section 12(b) or Section 12(c) , and in the remaining 66.67% of the Additional Payment pursuant to Section 12(d), ratably each month of the twenty four months following the first anniversary of the Closing Date (i.e., 0.0925% per month out of the total 3.33% payable to each Owner pursuant to Section 12(a), Section 12(b) or Section 12(c), and 2.779% per month of the Additional Payment payable to each Owner pursuant to Section 12(d), whether paid in cash or shares of Common Stock), commencing with the first monthly anniversary of the Closing Date, such that each applicable Owner is fully vested in the payments to such owner pursuant to Section 12(a), Section 12(b), Section 12(c) and Section 12(d) on the third anniversary of the Closing Date.

	(iii)	In the event that any Owner’s employment with Buyer is terminated (i) by Buyer pursuant to Section 5(a) of any applicable Employment Agreement (i.e., termination for Cause (as defined in the Employment Agreement), or (ii) by any Owner pursuant to Section 5(c) of the applicable Employment Agreement without Good Reason (as defined in the Employment Agreement), then such Owner who was a party to the applicable Employment Agreement shall forfeit the right to receive any of the payments otherwise payable to such Owner set forth in Section 12(a), Section 12(b), Section 12(c) and Section 12(d) to the extent not vested as of the time of the date of termination of such Owner’s employment with Buyer. For the avoidance of doubt and by way of example and not limitation, in the event that the employment of Kao as an Owner is terminated pursuant to the Kao Employment Agreement by the Company for Cause, then Kao shall forfeit the right to receive any of the payments otherwise payable to Kao as an Owner as set forth in Section 12(a), Section 12(b), Section 12(c) and Section 12(d) to the extent not vested as of the time of the date of termination of Kao’s employment with Buyer, but the rights of Li and Vegh shall not be affected by such termination of Kao’s employment.

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	(iv)	In the event that any Owner’s employment with Buyer is terminated (i) by Buyer pursuant to Section 5(b) of any applicable Employment Agreement (i.e., termination without Cause), or (ii) by any Owner pursuant to Section 5(c) of the Employment Agreement with Good Reason, then such Owner who was a party to the applicable Employment Agreement shall immediately vest in the rights to receive the payments to such Owner set forth in Section 12(a), Section 12(b), Section 12(c) and Section 12(d). For the avoidance of doubt and by way of example and not limitation, in the event that the employment of Kao as an Owner is terminated pursuant to the Kao Employment Agreement by the Company without Cause, then Kao shall immediately vest in Kao’s rights to receive the payments payable to Kao as an Owner as set forth in Section 12(a), Section 12(b), Section 12(c) and Section 12(d), but the vesting conditions applicable to the payments to Li and Vegh under such Sections shall not be affected by such termination of Kao’s employment.

	(v)	Notwithstanding the above, in the case of a Buyer Sale, all unvested payments as set forth in Section 12(a), Section 12(b), Section 12(c) and Section 12(d), to the extent not already forfeited pursuant to Section 12(e)(iii) or 12(e)(iv), shall become fully vested and due.

(t)	Definitions. For purposes herein:

	(i)	“Buyer Sale” shall mean any of (i) a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Buyer, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Buyer (as of the time immediately prior to the commencement of such offer), any employee benefit plan of the Buyer or its subsidiaries, and their affiliates; (ii) the Buyer shall be merged or consolidated with another entity, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the stockholders of the Buyer (as of the time immediately prior to such transaction), any employee benefit plan of the Buyer or its subsidiaries, and their affiliates; (iii) the Buyer shall sell substantially all of its assets to another entity that is not wholly owned by the Buyer, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of the Buyer (as of the time immediately prior to such transaction), any employee benefit plan of the Buyer or its subsidiaries and their affiliates; or (iv) a Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Buyer (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Buyer (as of the time immediately prior to the first acquisition of such securities by such Person), any employee benefit plan of the Buyer or its subsidiaries, and their affiliates. For purposes of this Agreement, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule l 3d- 3(d)(l )(i) (as in effect on the date hereof) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, for such purposes, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (A) the Buyer or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Buyer or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) an entity owned, directly or indirectly, by the stockholders of the Buyer in substantially the same proportion as their ownership of stock of the Buyer.

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		(ii)	“Trading Day” means any day on which the Common Stock is listed, quoted and traded on a national securities exchange.

		(iii)	“Closing Sale Price” means (i) the last closing trade price for the Common Stock on the primary national securities exchange on which the Common Stock is then traded (the “Principal Market”), as reported by www.nasdaq.com (“Nasdaq”), or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of the Common Stock prior to 4:00 p.m., New York time, as reported by Nasdaq, or (ii) if the foregoing does not apply, the last trade price of the Common Stock in the over-the-counter market for such security as reported by Nasdaq, or (iii) if no last trade price is reported for the Common Stock by Nasdaq, the average of the bid and ask prices of any market makers for the Common Stock as reported by the OTC Markets, and provided that if the Closing Sale Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Sale Price of the Common Stock on such date shall be the fair market value as reasonably determined by the Board of Directors of the Buyer, and provided further that all such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

13.	Employment/Consulting: and Officer/Director Positions. Other than as set forth in the respective Employment Agreements, no Owner shall have a right to employment with Buyer or the Designated Subsidiary as an employee or an independent contractor or a right to serve as an officer or director of the Buyer or Designated Subsidiary.

14.	Miscellaneous.

	(a)	Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

	(b)	Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of New York and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

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(c)	WAJVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIYER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(c).

(d)	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(e)	Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(f)	Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Buyer and Designated Subsidiary may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Buyer and Designated Subsidiary.

(g)	Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email with return receipt requested and received, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in th Designated Subsidiary’s books and records.

(h)	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i)	Construction. This Agreement is the result of negotiations between and. has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

U)	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered sha ll be deemed an original, and all of which together shall constitute one and the same agreement. The execution and delivery of a facsimile or other electronic transmission of this agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed the Agreement as of the Effective Date

BUYER:

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron Bentovim
Lyron Bentovim
President & CEO

DESIGNATED SUBSIDIARY:

Dire Studios, LLC

By:	/s/ Lyron Bentovim
Lyron Bentovim
President

SELLERS:

Crafty Games, LLC

By:	/s/ Hua Min Kao (Tony)
Hua Min Kao (Tony)

Address for Notices:
841 Kent Ave., #IL
Brooklyn, NY 11205
Email: hmk340@nyu.edu

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OWNERS:

Yixuan Li (Terry)

By:	/s/ Yixuan Li (Terry)
Yixuan Li (Terry)

Address for Notices:
89 Gelston Ave.
Brooklyn,NY, 11209
Email: terryliyixuan@nyu.edu

Eliran Vegh

By:	/s/ Eliran Vegh
Eliran Vegh

Address for Notices;
1483 Carroll St.
Brooklyn, NY 11213
Email: ev699@nyu.edu

Hua Min Kao (Tony)

By:	/s/ Hua Min Kao (Tony)
Hua Min Kao (Tony)

Address for Notices:
841 Kent Ave., #IL
Brooklyn, NY 11205
Email: hmk340@nyu.edu

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EXHIBIT A

DETAILED DESCRITPION OF TECHNOLOGY OF SELLER

DIRE is a digital VR video game that is in development. DIRE contains assets including graphics, audio, narrative, programming codes, game design documents, working prototypes, official website(http://,www.diret.thegame.com), social network accounts (facebook:/direthegame; twitter: @direthegame; tumblr: @direthegame) and itch.io download page (http://direthegame.itch.io/dire

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EXHIBITB

FORM OF BILL OF SALE

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EXHIBITC

FORM OF EMPLOYMENT AGREEMENT

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EXHIBITD

FORM OF OPTION AGREEMENT

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Appendix 1

Business Assets

Graphics, audio, narrative, programming codes, game design documents, working prototypes, official website wvww.direthegame.com , social network accounts (facebook:/direthegame; twitter: @direthegame; tumblr: @direthegame) and itch.io download page (http://direthegame.itch.io/dire)

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